LogicVision Reports Second Quarter Financial Results
Six-Month Bookings Exceed $17M

SAN JOSE, Calif. - July 22, 2008 - LogicVision, Inc. (NASDAQ: LGVN), a leading provider of semiconductor built-in-self-test (BIST) and diagnostic solutions, today announced its financial results for the second quarter of 2008, ended June 30, 2008.

Second Quarter 2008 Results
Revenues in the second quarter of 2008 were $3.0 million, compared with $3.0 million in the first quarter of 2008.

Net loss in the second quarter of 2008 was $1.0 million, or $0.10 per share, compared with a net loss of $1.3 million, or $0.13 per share, reported in the first quarter of 2008.

Gross margins in the second quarter were 73 percent, compared with 72 percent in first quarter of 2008.

Operating expenses were $3.3 million in the second quarter, including $116,000 of stock-based employee compensation charges in accordance with SFAS 123 (R). This compares with $3.4 million of operating expenses in the first quarter of 2008, including $177,000 of stock-based employee compensation charges in accordance with SFAS 123(R).

At June 30, 2008 LogicVision had $6.2 million in cash, cash equivalents and investments, compared with $7.4 million at March 31, 2008. The company has no outstanding bank debt.

New orders received during the second quarter totaled $7.1 million. The Company exited the second quarter with a 12-month backlog of $10.5 million, compared with a 12-month backlog of $10.1 million at the end of the first quarter. The Company’s total backlog is greater than $22 million.

“The second quarter of 2008 was another good quarter. Our revenues, net loss and cash position were in line with the guidance we gave in April, and our bookings were $7.1 million,” said James T. Healy, president and CEO of LogicVision. “The new orders came from 15 customers and included a sizeable renewal from an existing major customer as well as a first-time order from a new customer that could potentially grow into a bigger account. This quarter’s bookings combined with $10.5 million of new orders in the first quarter gives us a total of $17.6 million of new orders in the first half of 2008 - making it the highest six-month booking period in the company’s history.”

“LogicVision’s high quality, quick time to market and cost effective solutions continue to make inroads into the automotive, storage and consumer market segments. Despite the end-market softness, we are seeing increased design starts in these areas, which is where our products are being used. Some companies are interested in our solutions because we can help them to reduce their overall production costs, and others are particularly focused on our ability to help them deliver a high quality product. Overall, our potential market is growing and customers are increasingly receptive to our value proposition of helping them deliver high quality, differentiated products in a timely manner and with low comparable costs. As a result, we continue to believe that we are on track to record solid year-over-year revenue growth,” said Mr. Healy.

Guidance for the Third Quarter of 2008
•   Revenues are expected to be in the range of $3.0 million to $3.2 million.
•  Net loss is expected to be in the range of $600,000 to $800,000, or a net loss in the range of $0.06 to $0.08 per share.

Conference Call
LogicVision will broadcast its conference call discussion of second quarter of 2008 financial results today, July 22, 2008 at 2 p.m. Pacific time. To listen to the call, please dial 888-390-0689, pass code: “LogicVision.” A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week. To access the replay, dial 402-530-7970. The LogicVision financial results conference call will be available via a live web cast on the investor relations section of the company’s web site at http://www.logicvision.com. An archived web cast of the call will be available at http://www.logicvision.com for one year.

About LogicVision, Inc.
LogicVision (NASDAQ: LGVN) provides proprietary technologies for embedded test and yield learning that enable more efficient manufacturing test of complex semiconductors. LogicVision's embedded test solutions allow integrated circuit designers to embed test functionality into a semiconductor design that is used during semiconductor production test and throughout the useful life of the chip. The company's advanced Design for Test (DFT) product line, ETCreate, works together with Silicon Insight applications and Yield Insight to improve profit margins by reducing device field returns and test costs, accelerating silicon bring-up times and shortening both time to market and time to yield. For more information on the company and its products, please visit the LogicVision website at www.logicvision.com.

FORWARD-LOOKING STATEMENTS
Except for the historical information contained herein, the matters set forth in this press release, including statements as to the Company’s outlook, expectations of customer renewals, the Company’s ability to obtain purchase orders from new customers, new customer expansion in use of the Company’s products, and increases in the adoption of the Company’s products by existing customers, interest in the Company’s products, growth in the market potential for the Company’s products, the Company’s expected financial results, including revenues and net loss, and the Company’s expectations of revenue growth are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the possibility that orders could be modified or cancelled, existing customer orders may not be renewed, existing customers may not expand their use of the Company’s products or increase their adoption of the Company’s products, new customers may not adopt or expand their use of the Company’s products, the ability of the Company to negotiate and sign customer agreements and obtain purchase orders, trends in capital spending in the semiconductor industry, the timing and nature of customer orders, whether customers accept the Company’s new and existing products, the impact of competitive products and alternative technological advances, and other risks detailed in LogicVision’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and from time to time in LogicVision’s SEC reports. These forward-looking statements speak only as of the date hereof. LogicVision disclaims any obligation to update these forward-looking statements.

LogicVision, Embedded Test and LogicVision logos are trademarks or registered trademarks of LogicVision, Inc. in the United States and other countries. All other trademarks and service marks are the property of their respective owners.

Contacts:
Bruce M. Jaffe	(408) 453-0146
Vice President & CFO	InvestorRelations@logicvision.com

- Summary financial data follows -

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
License	$1,408	$1,457	$2,792	$2,562
Service	1,619	1,626	3,205	3,151
Total revenues	3,027	3,083	5,997	5,713

Cost of revenues:
License	170	225	346	456
Service	658	552	1,313	1,075
Total cost of revenues	828	777	1,659	1,531
Gross profit	2,199	2,306	4,338	4,182

Operating expenses:
Research and development	801	927	1,809	1,882
Sales and marketing	1,540	1,547	3,046	2,848
General and administrative	915	1,077	1,809	1,989
Total operating expenses	3,256	3,551	6,664	6,719

Loss from operations	(1,057)	(1,245)	(2,326)	(2,537)
Interest and other income, net	58	67	76	172

Loss before provision for income taxes	(999)	(1,178)	(2,250)	(2,365)
Provision for income taxes	(2)	(58)	13	(42)

Net loss	$(997)	$(1,120)	$(2,263)	$(2,323)
Net loss per common share, basic and diluted	$(0.10)	$(0.12)	$(0.23)	$(0.24)
Weighted average number of shares outstanding, basic and diluted	9,600	9,650	9,637	9,646

LOGICVISION, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	June 30,	December 31,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$4,744	$6,783
Short-term investments	1,421	1,544
Accounts receivable, net of allowance for doubtful
accounts of $12 and $20, respectively	1,182	996
Prepaid expenses and other current assets	1,007	1,345
Total current assets	8,354	10,668
Property and equipment, net	459	510
Goodwill	6,846	6,846
Other long-term assets, net	234	239
Total assets	$15,893	$18,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$491	$413
Accrued liabilities	1,636	2,015
Deferred revenue, current portion	6,540	5,859
Total current liabilities	8,667	8,287
Deferred revenue	43	605
Other long-term liabilities	133	165
Total liabilities	8,843	9,057

Commitments and contingencies

Stockholders' Equity:
Preferred stock, $0.0001 par value:
Authorized: 5,000,000 shares;
Issued and outstanding: no shares issued and outstanding	-	-
Common stock, $0.0001 par value:
Authorized: 50,000,000 shares;
Issued and outstanding: 9,534,000 shares at June 30, 2008
and 9,666,000 shares at December 31, 2007	1	1
Additional paid-in capital	109,059	108,921
Accumulated other comprehensive income	37	68
Accumulated deficit	(102,047)	(99,784)
Total stockholders' equity	7,050	9,206
Total liabilities and stockholders' equity	$15,893	$18,263